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Nicholas-Applegate Equity & Convertible Income Fund	Annual Shareholder
July 31, 2008 (unaudited)				Meeting Results



The Fund held its annual meeting of shareholders on May 21, 2008. Shareholders of Nicholas-Applegate Equity & Convertible Income Fund voted to elect
Robert E. Connor, Hans W. Kertess and William B. Ogden IV as Trustees as indicated below.






                                                                 Withheld
                                                 Affirmative     Authority
Election of Robert E. Connor
	Class I to serve until 2011               20,580,667     286,205

Election of Hans W. Kertess
	Class I to serve until 2011               20,595,793     271,079

Election of William B. Ogden IV
	Class I to serve until 2011               20,599,247     267,625


Paul Belica, John C. Maney, R.Peter Sullivan III and Diana L. Taylor continue to serve as Trustees. John J. Dalessandro II served as a Class II Trustee until his death on September 14, 2008.


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